Exhibit 10.1

AMENDMENT NO. 2 TO

SUBSCRIPTION AGREEMENT

This AMENDMENT NO. 2 TO SUBSCRIPTION AGREEMENT (this “Second Amendment”) dated as of December 1, 2011 (the “Effective Date”) is entered into by and among China Growth Corporation, a Cayman Island corporation (the “Company”), and American Access Fund, LP hereto (the “Majority Holder”).

Recitals

WHEREAS, pursuant to an offering by the Company of its securities (the “Offering”), to the Majority Holder and certain other investors (the “Investors”), the Company and the Investors entered into a Subscription Agreement, dated December 2010 (the “Original Agreement”), as amended by that certain Amendment No. 1 to the Original Agreement dated as of May 20, 2011 (the “First Amendment” and, together with the Original Agreement, the “Amended Agreement”), pursuant to which the Company sold to the Investors an aggregate of 222,402 units (the “Units”) for an aggregate purchase price of $6,672,031. Each Unit consisted of (i) two (2) shares of the Company’s Class A 6% convertible preference share (the “Preference Shares”) and (ii) a warrant to purchase five (5) of the Company’s ordinary shares at an exercise price of $4.50 per share;

WHEREAS, pursuant to Section 5.5 of the Amended Agreement, the Company agreed that $1,500,000 of the proceeds of the Offering (the “Escrow Amount”) be held in the Escrow Account to secure the Company’s employment of a Qualified CFO; provided, however that the Investor Representative may in its sole discretion authorize the Escrow Agent in writing to disburse a portion of the Chief Financial Officer Holdback, not to exceed $750,000 in the aggregate, to the Company (a “Good Faith Disbursement”);

WHEREAS, in connection with the First Amendment, $750,000 of the Chief Financial Officer Holdback was disbursed as a Good Faith Disbursement pursuant to the written authorization of the Investor Representative;

WHEREAS, as of the date of this Second Amendment, the remaining balance of the Chief Financial Officer Holdback is $750,000;

WHEREAS, notwithstanding Section 5.5 of the Amended Agreement, the Parties desire to further amend the Amended Agreement to provide for a series of disbursements from the Chief Financial Officer Holdback to the Company of $100,000 commencing on December 1, 2011 and continuing on the first day of each successive month thereafter until the remaining balance of the Chief Financial Officer Holdback is disbursed to the Company;

WHEREAS, an amendment of the Amended Agreement requires the approval of the Company and the holders of at least 50.1% of the Preference Shares then outstanding; and

WHEREAS, the Majority Holder is the holder of 233,334 Preference Shares, representing approximately 52.5% of the Preference Shares outstanding as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1. Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Amended Agreement.

Section 2. Amendment to Amended Agreement.  Section 5.5 of the Amended Agreement is hereby amended and restated in its entirety as follows:

“5.5           Chief Financial Officer.  As soon as practicable after the Share Exchange, the Company shall employ an English-speaking Chief Financial Officer who shall have experience with financial reporting companies under Sarbanes-Oxley and other federal or state securities laws and shall also meet the approval and requirements of the Lead Investor, which such approval shall not be unreasonably withheld (a “Qualified CFO”).  To secure the Company’s employment of a Qualified CFO, $1,500,000 (the “Chief Financial Officer Holdback”) of the Offering proceeds shall be held in escrow and subject to the terms and provisions of the Holdback Escrow Agreement.  Notwithstanding the foregoing: (i) the Lead Investor may in its sole discretion authorize, in writing, the escrow agent appointed pursuant to the Holdback Escrow Agreement to disburse a portion of the Chief Financial Officer Holdback, such portion not to exceed $750,000 in the aggregate, to the Company (a “Good Faith Disbursement”); and (ii) the Company and the Investor Representative agree that, commencing on December 1, 2011 and on the first day of each successive month thereafter (each, a “Monthly Disbursement Date”), the Escrow Agent shall cause to be disbursed $100,000 (the “Disbursement Amount”) of the Chief Financial Officer Holdback from the Escrow Account to the Company (each, a “Monthly Disbursement”) until all of the Chief Financial Officer Holdback is disbursed to the Company; provided, however, that, if prior to giving effect to a Monthly Disbursement, the remaining amount of the Chief Financial Holdback is less than $100,000 (a “Disbursement Shortfall”), the Disbursement Amount with respect to such Monthly Disbursement shall be equal to the amount of such Disbursement Shortfall.  Any portion of the Chief Financial Officer Holdback not disbursed pursuant to a Good Faith Disbursement or a Monthly Disbursement shall continue to be held in escrow in accordance with the terms and provisions of the Holdback Escrow Agreement.”

Section 3. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Amended Agreement, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Amended Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Amended Agreement shall mean the Amended Agreement as amended by this Second Amendment and  (ii) all references in the other Transaction Documents, to “the Subscription Agreement”, “the Subscription Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Amended Agreement shall mean the Amended Agreement as amended by this Second Amendment.  Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Amended Agreement and this Second Amendment, the provisions of this Second Amendment shall control and be binding.

Section 4. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

IN WITNESS WHEREOF, the Majority Holder and the Company have caused this Second Amendment to be duly executed as of the date first written above.

Company:

CHINA GROWTH CORPORATION

By:   /s/ Mingzhuo Tan
Name: Mingzhuo Tan
Title: President and Chief Executive Officer

Majority Holder:

AMERICAN ACCESS FUND, LP

By:  /s/  Christopher Efird
Name: Christopher Efird
Title: Managing Partner